Exhibit 99.1

THE AES CORPORATION EXTENDS EARLY TENDER DATE

ARLINGTON, VA, October 28, 2002 — The AES Corporation (NYSE: AES) announced today that it had extended from 5:00 p.m., New York City time, on October 25, 2002 until 5:00 p.m., New York City time, on October 30, 2002 the deadline by which holders of its outstanding $300,000,000 8.75% Senior Notes due 2002 (“2002 Notes”) and $200,000,000 7.375% Remarketable and Redeemable Securities due 2013, which are puttable in 2003 (“ROARs”) must tender in order to be eligible to receive the early tender bonus payment. Holders that tender on or prior to 5:00 p.m., New York City time, on October 30, 2002 and do not withdraw such securities will, if the exchange offer is consummated, be entitled to an early tender bonus payment in the amount of $15 for each $1,000 principal amount of 2002 Notes tendered and $5 for each $1,000 principal amount of ROARs tendered. Consummation of the exchange offer is subject to a number of significant conditions.

The offering of the new senior secured notes in the exchange offer is being made only to “qualified institutional buyers” and “persons other than a U.S. person” located outside the United States, as such terms are defined in accordance with Rule 144A and Regulation S of the Securities Act of 1933, as amended.

The new senior secured notes will not be registered under the Securities Act of 1933, or any state securities laws. Therefore, the new senior secured notes may not be offered or sold in the United States absent an exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy the new notes.

CONTACT: AES Corp. Kenneth R. Woodcock, 703/522-1315